Exhibit 99.1

Somera Reports Results for First Quarter of 2003

Highlights:

–	Maintains strong balance sheet

–	Results from European operations hit record levels

–	Performance impacted by a decline in North American equipment sales and, in particular, new equipment

SANTA BARBARA, Calif — April 29, 2003 — Somera (NASDAQ: SMRA), a provider of equipment asset management solutions to the telecommunications industry, today announced financial results for the first quarter ended March 31, 2003.

Revenue for the first quarter of 2003 was $35.8 million compared to $55.0 million reported in the first quarter of 2002. The Company reported a net loss of $2.1 million or 4 cents per share in the first quarter of 2003 compared to net income of $3.6 million or 7 cents per share in the corresponding quarter a year ago.

The Company continued to scrutinize costs and identify business efficiencies. As a result, operating expenses for the first quarter of 2003 were $13.6 million, the lowest level reported since the first quarter of 2002.

The Company reported a strong balance sheet with $52.7 million in cash and cash equivalents and no long-term debt.

“Clearly this has been another difficult quarter for the industry and our company,” said Rick Darnaby, CEO of Somera. “Telecom operators in North America were slow to release budgets at the beginning of the year and spending remained at low levels. We saw little relief from pricing pressures from manufacturers, which hindered our ability to get momentum behind our new equipment sales and impacted our margins overall.”

Continued Darnaby, “While market conditions continued to provide some challenges, we stayed focused on executing our growth plan and experienced positive traction in a few key areas:

–	We signed two asset management contracts with major operators;

–	Performance from European operations hit record levels, generating $5.3 million in revenues;

–	Our redeployed equipment solutions showed durability;

–	We’re more geographically dispersed, putting us closer to our customers’ business;

–	And we’re on schedule with the implementation of our world-class operations facility in Dallas.

Given the significance of sales generated by Somera Services in relation to total revenues, services revenues will be reported separately in the Company’s consolidated statement of operations, commencing with the first quarter of 2003. For the first quarter of 2003, services revenues were $3.6 million, or 10 percent of total revenues, compared to $3.3 million, or 6 percent of total revenues, reported in the same period a year ago.

“Since our services strategy is linked to equipment sales, we experienced a similar decline in business from this operation compared to the fourth quarter of 2002. This was further exacerbated by a couple of contracts that we had expected to complete in the quarter that were subsequently cancelled due to E911 technical problems and budget cuts,” added Darnaby. “However, we continued to make progress in building our competencies and capabilities.

We’ve opened our doors to the new, centralized distribution center in Dallas. This represents a great opportunity for us to improve quality, reduce costs, and provide significant capacity for future growth.”

Outlook

The Company will not be providing guidance at this time due to the lack of predictability of capital spending in the second quarter and 2003.

“I think we’re not alone when we say that predictability in 2003 remains difficult. Although we’ve experienced some positive traction with the contracts we’ve signed and the relationships we’ve built with our customers, there’s little to suggest that operators will return to consistent and predicable spending levels. And, we can’t ignore the overhang of the macro-economic environment on our business,” said Darnaby.

“We believe our business foundation is solid. Our focus will remain on executing our plan for future growth, while applying rigor and discipline to our spending, maintaining strong balance sheet metrics, and building shareholder value over the long-term,” concluded Darnaby.

Conference Call

The Company will be holding a conference call today to discuss first quarter results. It is available to everyone. It begins at 4:30 PM Eastern time/1:30 PM Pacific time. To participate, please dial 1-800-915-4836 at least five minutes before start time. The call will be simultaneously Webcast on the Somera Web site at www.somera.com in the Investor Relations section. You must have Microsoft’s Media Player installed to participate. A replay of the call will be available one hour after the call ends through May 29, 2003, 11:59 p.m. Eastern Time by dialing 1-800-428-6051, passcode288946. The online replay will be available for 90 days.

About Somera Communications

Somera provides Equipment Asset Management programs designed to help telecom operators better manage their networks and equipment asset base more efficiently and cost-effectively. The Company’s unique equipment and services offerings directly support their customers need to optimize their networks while stretching capital budgets and lowering operating expenses. Somera provides quality, tested new and redeployed equipment, equipment disposition programs to transform idle assets into needed currency, and technical planning, engineering, deployment, and logistics & materials management services. Founded in 1995, Somera has developed an impressive base of over 1,400 customers worldwide, including the industry leaders from each segment of the telecommunications market. Visit Somera on the Web at www.somera.com.

This news release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, including those regarding Somera’s long-term prospects, estimates regarding future performance for the second quarter and full year 2003, and the future market demand and capital spending levels of telecommunication providers worldwide. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, general economic conditions particularly affecting the telecommunications industry; capital equipment spending levels in the telecommunications industry; the impact of competition in the market for supplying equipment to telecommunications operators; the risk of potential shortage of product supply; Somera’s ability to expand international operations and build services capabilities; and other factors fully described in the Company’s reports to the Securities and Exchange Commission, including, but not limited to, the report on Form 10-K for the fiscal year ended December 31, 2002, and quarterly reports filed on Form 10-Q. Actual results may differ materially from the statements contained in this news release. Copies can be obtained by contacting Somera Investor Relations at 1-805.681-3322. The Company does not undertake to update any forward-looking statements that may be made by or on behalf of the Company.

SOMERA COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	March 31, 2003	December 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$52,658	$50,431
Accounts receivable, net	19,095	25,065
Inventories, net	21,668	25,480
Deferred tax asset, current portion	7,422	7,422
Income tax receivable	—	2,680
Other current assets	2,088	3,244

Total current assets	102,931	114,322

Property and equipment, net	7,211	7,064
Deferred tax asset, net of current portion	13,891	13,891
Other assets	1,791	1,838
Intangible assets	27,654	27,975

Total assets	$153,478	$165,090

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$12,585	$19,910
Accrued compensation	2,765	3,105
Other accrued liabilities	7,640	8,292
Deferred revenue	4,325	5,683

Total current liabilities	27,315	36,990

Stockholders’ Equity	126,163	128,100

Total liabilities and stockholders’ equity	153,478	165,090

SOMERA COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended Mar. 31,
	2003	2002
Equipment revenue	$32,258	$51,668
Service revenue	3,579	3,333

Total Revenue	35,837	55,001

Equipment cost of revenue	23,303	33,859
Service cost of revenue	2,598	2,351

Total cost of revenue	25,901	36,210

Gross profit	9,936	18,791

Operating expenses:
Selling, general and administrative	13,242	12,766
Amortization of intangible assets	326	127
Total operating expenses	13,568	12,893
(Loss)/income from operations	(3,632)	5,898

Interest and other income, net	140	218
(Loss)/income before income taxes	(3,492)	6,116

Income tax (benefit) provision	(1,414)	2,477
Net (loss) income	($2,078)	$3,639

Net (loss) income per share—basic	($0.04)	$0.07

Net (loss) income per share—diluted	($0.04)	$0.07

Weighted average number of shares outstanding:
Basic:	49,000	48,589

Diluted:	49,000	49,953